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Exhibit 99.1

[LOGO OF METROMEDIA]

FOR IMMEDIATE RELEASE

Metromedia International Group

Announces Final Terms of Snapper Sale

Announces Delay in Filing Form 10-Q

        NEW YORK, August 15, 2003—Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB:MTRM—Common Stock and OTCBB:MTRMP—Preferred Stock), the owner of interests in various communications and media businesses in Russia, Eastern Europe and Georgia, announced today that it has finalized the post-closing audit process associated with the sale of Snapper, Inc. ("Snapper") and has reached agreements by which the Company will receive an additional $6.0 million in sale proceeds. The Company expects receipt of this final cash payment within the next few business days. As announced on November 27, 2002, the day of the preliminary close and funding of the Snapper sale, the Company received $15.6 million from the purchaser, Simplicity Manufacturing, Inc. With the receipt of the additional $6.0 million post-closing payment, the aggregate and final sale proceeds from the sale of Snapper will be $21.6 million. Snapper manufactures premium-priced power lawnmowers, garden tillers, snow throwers, utility vehicles and related parts and accessories.

        The Company also announced today that it has not filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (the "Form 10-Q") with the United States Securities and Exchange Commission ("SEC") at this time, but anticipates that the filing of the Form 10-Q will be made by no later than mid-September 2003.

        In making these announcements, Ernie Pyle, Senior Vice President and Chief Financial Officer of the Company, commented: "With the receipt of $6.0 million in final Snapper sale proceeds, the Company will have unrestricted cash reserves in excess of $30.0 million at the headquarters level. We expect that these cash reserves will enable the Company to fund operations and service its 10 1/2% $152.0 million senior discount notes for at least the next twelve months. Further, as stated in our recent SEC filings, we believe that future dividend flows from our core telephony businesses in Russia and Georgia will comfortably cover our operating overheads and debt service obligations next year and beyond."

        With respect to the delay in filing the Company's second quarter Form 10-Q, Mr. Pyle further commented: "As stated in our annual report on Form 10-K, we substantially downsized the Company's supporting staff during the first half of 2003 as part of our effort to resolve long-standing liquidity problems. This action and other parallel measures have produced the satisfactory liquidity position the Company now enjoys. However, we have not yet fully completed reorganization of the Company's internal processes around the now much reduced staff levels and this still limits our speed of response in certain areas. Our delay in filing the second quarter Form 10-Q is an example. We anticipate that we will complete our internal reorganizations over the coming three to four months and when complete, we expect to resume timely filing of future financial reports with the SEC."

About Metromedia International Group

        Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Eastern Europe and Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's non-core media businesses are comprised of seven cable television networks, including operations in

Russia, Romania, Belarus, Moldova, Lithuania and Georgia. The Company also owns interests in seventeen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, Latvia and the Czech Republic. The Company's core telephony businesses include Peterstar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in Georgia

        This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to achieve expected performance targets for its core telephony businesses and consummate divestiture of its non-core businesses at satisfactory prices. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, the Company's ability to complete reorganization of its internal support processes and meet its targeted level of overhead expenditure, changes in general economic and business conditions, unanticipated effects of competition, changes in technology and methods of marketing, and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by Metromedia International Group, Inc., including its most recently filed quarterly report on Form 10-Q and the Company's annual report on Form 10-K for the year ended December 31, 2002. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

Please visit our website at www.metromedia-group.com.

For more Information please contact:

Metromedia International Group, Inc.

Ernie Pyle
Senior Vice President Finance,
Chief Financial Officer, Treasurer and Secretary

(212) 527-3800, # 112

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  Exhibit 99.1
Metromedia International Group Announces Final Terms of Snapper Sale Announces Delay in Filing Form 10-Q